EXHIBIT 99.2




                                                             NASDAQ SYMBOL: LASE
================================================================================
NEWS RELEASE                                                     August 12, 2002
================================================================================

Bill Kern                                        3300 University Blvd, Suite 140
Sr. Vice President - Corporate Development            Winter Park, Florida 32792
407.678.9900 extension 163                                Facsimile 407.678.9981
bkern@lasetech.com                                                  www.lase.com


           LASERSIGHT RECEIVES WAIVER FROM NASDAQ REGARDING STRATEGIC
                      TRANSACTION WITH CHINA BASED COMPANY

August 12, 2002 - (Winter Park, FL) LaserSight Incorporated (Nasdaq: LASE) announced today that The Nasdaq Stock Market, Inc. has approved its request for a waiver of the Nasdaq requirement for shareholder approval of the equity portion of the previously announced transaction which is under negotiation with a company based in the Peoples Republic of China. The parties have been negotiating definitive documents and if all open issues are able to be resolved closing could occur in the near future. However, the Company can give no assurance that definitive documents will be executed and that the transaction will close. Receipt of this waiver facilitates the parties' desire to close the proposed transaction in a timely manner.

Michael R. Farris, president and chief executive officer of LaserSight Incorporated, commented, "Receiving the waiver from Nasdaq is an important step necessary to expedite the completion and execution of definitive agreements with our Chinese partner. If the definitive agreements can be signed in the near future, we anticipate making the initial shipment of LaserSight products towards the end of this month." Mr. Farris concluded, "The two companies have been cooperating in preparation for a major ophthalmology meeting scheduled for early September in China. I am encouraged by this working relationship, and if we are able to complete the transaction I believe this will be a positive step forward in capturing market share on favorable financial terms in the world's largest market for refractive surgery. The substantially reduced cost structure we have been able to achieve for the Company combined with new revenues is precisely the formula to a more solid financial position for the Company and enhanced shareholder value."

LaserSight is a leading supplier of quality technology solutions for laser vision correction and has pioneered its patented precision microspot scanning technology since it was introduced in 1992. Its products include the LaserScan LSX(R) precision microspot scanning system, its international research and development activities related to the Astra family of products used to perform custom ablation procedures known as CustomEyes and its MicroShape(R) family of keratome products. The Astra family of products includes the AstraMax(TM) diagnostic workstation designed to provide precise diagnostic measurements of the eye and CustomEyes CIPTA and AstraPro(TM) software, surgical planning tools that utilize advanced levels of diagnostic measurements for the planning of custom ablation treatments. In the United States, the Company's LaserScan LSX excimer laser system operating at 200 Hz is approved for the LASIK treatment of myopia and myopic astigmatism. The MicroShape family of keratome products includes the UltraShaper(R) durable keratome and UltraEdge(R) keratome blades.

This press release contains forward-looking statements regarding future events and future performance of the Company, including statements with respect to consummation of a proposed transaction and commercialization of products, all of which involve risks and uncertainties that could materially affect actual results. Such statements are based on Management's current expectations and actual results could differ materially. Investors should refer to documents that the Company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause the actual results to vary from current expectations and the forward looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports.